Exhibit 5.2

The Tower at Peabody Place 100 Peabody Place, Suite 900 Memphis, TN 38103-3672 (901) 543-5900

October 19, 2012

Triangle Capital Corporation

3700 Glenwood Avenue, Suite 530

Raleigh, North Carolina 27612

Re:	Registration Statement on Form N-2 (File No. 333-175160)

We have acted as counsel to Triangle Capital Corporation (the “Company”) in connection with the issuance of up to $80,500,000 aggregate principal amount of the Company’s 6.375% senior unsecured notes due 2022 (which includes $10,500,000 aggregate principal amount of senior unsecured notes that may be issued pursuant to an over-allotment option as provided by the Underwriting Agreement, defined below) (the “Securities”), pursuant to the Company’s shelf Registration Statement on Form N-2 (File Number: 333-175160) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the final prospectus supplement dated October 16, 2012, filed with the Commission pursuant to Rule 497 under the Securities Act (collectively with the base prospectus, the “Prospectus”).

The Securities are to be issued pursuant to the provisions of the Base Indenture, dated as of March 2, 2012 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of October 19, 2012, by and between the Company and the Trustee (the “Second Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), including the form of global note representing the Securities (the “Global Note”).

In rendering our opinion herein, we have examined and relied on originals or copies, certificated or otherwise identified to our satisfaction, of:

1.	Articles of Amendment and Restatement of the Company, certified by the Maryland State Department of Assessments and Taxation (the “Articles”);

2.	Third Amended and Restated Bylaws of the Company, as approved by the Board of Directors of the Company on May 4, 2011 (the “Bylaws” and, together with the Articles, the “Organizational Documents”);

3.	Certificate of Good Standing, certified by the Maryland State Department of Assessments and Taxation as of a recent date;

4.	the Underwriting Agreement (the “Underwriting Agreement”) dated October 16, 2012, by and among the Company and Stifel, Nicolaus & Company, Incorporated and Raymond James & Associates, Inc., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement;

5.	Certificate of Authorization for the Company, certified by the Secretary of State of North Carolina as of a recent date;

6.	the Registration Statement;

7.	the Prospectus;

8.	the Indenture;

9.	the Global Note; and

10.	such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed.

We have assumed for purposes of this opinion that (a) each of the Company and the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) each of the Company and the Trustee has the requisite power and authority to execute and deliver and to perform its obligations under each of the Indenture and the Securities; (c) each of the Company and the Trustee has duly authorized, executed and delivered each of the Indenture and the Securities (except that no such assumption is made with respect to execution and delivery thereof by the Company under the laws of the State of New York); (d) each of the Indenture and the Securities constitutes a legally valid and binding agreement of the Trustee, enforceable against it in accordance with its terms; and (e) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.

We have assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System or Interactive Data Electronic Applications system, as the case may be (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

To the extent our opinion set forth below relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Securities, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture. As to facts material to the opinion expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are applicable to the Securities and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinion herein stated or the securities or “blue sky” laws of any jurisdiction. The opinion expressed in this opinion letter is strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

As used herein, “known to us,” “to our knowledge” and any similar phrase refers solely to the current, actual knowledge, acquired during the course of the representation described in the introductory paragraph of this letter, of those attorneys in this firm who have rendered legal services in connection with such representation (excluding any lawyers whose involvement has been limited to reviewing this opinion as part of our firm’s opinion review procedure). We have not undertaken any independent investigation to determine the existence or absence of facts, and no inference as to our knowledge of the existence or absence of facts should be drawn from the fact of our representation of the Company. Without limiting the foregoing, we have not searched any electronic databases or the dockets of any court, administrative body or regulatory or government agency or any other filing office in any jurisdiction.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and assuming that (i) the Indenture and the Securities have been duly authorized, executed and delivered by each of the Company and the Trustee, (ii) the final terms of the Securities have been duly established and approved by all necessary corporate action on the part of the Company and (iii) the Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, we are of the opinion that the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers), (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement through a post-effective amendment. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours very truly,

/s/ Bass, Berry & Sims PLC